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                                                                     EXHIBIT 3.1


                            ARTICLES OF ASSOCIATION

                                       OF

                                   OLICOM A/S
                             (ENGLISH TRANSLATION)



                           NAME, DOMICILE AND OBJECTS

                                   ARTICLE 1.

NAME

(1)      The name of the Company is "Olicom A/S".

(2) The Company also carries on business under the secondary names of Continuous Communication Corporation A/S (Olicom A/S), System Independent Telecommunication A/S (Olicom A/S), Sitel A/S (Olicom A/S), and Olicom A/S (Olicom A/S).

                                   ARTICLE 2.

DOMICILE

The domicile of the Company is the municipality of Lyngby-Taarbaek.

                                   ARTICLE 3.

OBJECTS

The objects of the Company are:

         a) to develop, design, manufacture, and market electronic data processing systems, equipment and systems for computer-based networks and communication systems;

         b) to supply the international market with the Company's products through marketing, license, cooperation and joint-venture agreements, or through direct sales, whichever is the most appropriate in the individual case;

         c) to engage in all such other business activities as are in the discretion of the Board associated with, in promotion of, or deriving from the above objects.
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                                CAPITAL & SHARES

                                   ARTICLE 4.

SHARE CAPITAL

(1) The share capital of the Company is DKK 3,959,170 divided into 15,836,680 shares of DKK 0.25 each.

(2)      The share capital is fully paid-up.

(3)      Share certificates may be issued in multiples of DKK 0.25.

                                   ARTICLE 5.

SHARES

(1) Each share amount of DKK 0.25 shall qualify its holder for one (1) vote.

(2) No shareholder shall be bound to have his shares redeemed - wholly or in part.

(3) The shares shall be registered in the holder's name and shall be thus entered in the Company's authorized Register of Members.

(4) The shares shall be negotiable instruments and there shall be no restrictions on the negotiability of the shares, cf. however Art. 6 below.

                                   ARTICLE 6.

OWNERSHIP CAP

(1) No person, firm, or entity ("person") may without obtaining the approval by the Company's Board of Directors own more than 33% of the Company's share capital or votes at any time. The Board may condition its approval on the satisfaction of such conditions that it determines to be appropriate.

(2) For the purpose of the preceding paragraph, a person will be deemed to own shares or votes

         (i) if these shares or votes are owned, may be disposed of or controlled by companies, foundations, or other legal entities which such person owns or controls, directly or indirectly;

         (ii) if these shares or votes are owned, may be disposed of or controlled directly or indirectly by any other person,





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                    firm or entity who owns or controls or is part of the same group as such person;

         (iii) in which such person, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares (a) voting power (including, without limitation, the power to vote, or to direct the voting of, such shares), and/or (b) investment power (including, without limitation, the power to sell or dispose, or to direct the sale or disposition, of such shares or votes);

         (iv) which such person is entitled to vote on, or has a right to acquire; or

         (v) which are otherwise owned by an interest-related party for the purpose of circumventing or evading the above provisions.

         Notwithstanding the provisions above, a person will not be deemed an owner of shares or votes in the Company under the following circumstances: (x) if such shares or votes are held, directly or indirectly, by a member of a securities exchange or by a depositary on behalf of any such member, if (a) such shares are held on behalf of another person solely because such member is the record holder of such shares, and (b) pursuant to the rules of such exchange, such member may direct the vote of such shares, without instruction, on other than contested matters or matters that may affect substantially the rights or privileges of the holders of the shares to be voted, but is otherwise precluded by the rules of such exchange from voting without instruction; (y) if such shares are held by a person who, in the ordinary course of its business, is a pledgee of shares under a written pledge agreement, whereupon such pledgee shall be deemed to be the beneficial owner of such shares at such time as the pledgee (a) has taken all formal steps necessary which are required to declare a default, and (b) determines that the power to vote or direct the vote or to sell or dispose or to direct the sale or disposition of such pledged shares will be exercised, provided that (I) the pledge agreement is bona fide and was not entered into with the purpose nor with the effect of circumventing or evading the provisions hereof, and
         (II) the pledge agreement, prior to default, does not grant to the pledgee the power to vote the pledged shares, or the power to dispose or direct the disposition of the pledged shares (other than the grant of such power(s) pursuant to a pledge agreement under which credit is extended to a customer by a broker or dealer in connection with the purchase of such pledged shares); or (z) if such shares are held by a person engaged in business as an underwriter of securities who acquires such shares through its participation in good faith in a firm commitment





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         underwriting registered under applicable laws of the United States of
         America, then such person will not be deemed to be the beneficial owner of such shares until the expiration of 40 days after the date of such acquisition.

(3) A person who owns more than 33% of the Company's share capital or votes at any time without having obtained the approval by the Board of Directors, cannot be registered or otherwise accepted as a shareholder, and such person has therefore no voting right, right to dividends or distributions or otherwise any shareholder's rights for such part of such person's shareholding that exceeds 33%.

(4) The Company's Board of Directors may grant its approval for ownership by a person of more than 33% of the Company's share capital or votes. The Company's Board of Directors may condition its approval - without limitation - on the following:

         (i) THAT such person has, prior to purchasing more than 33% of the Company's share capital or votes, requested in writing the approval by the Company's Board of Directors to own more than this limit, and

         (ii) that such person has given a legally binding and irrevocable bona fide offer to all shareholders of the Company (other than such person, to the extent that he is a shareholder) to purchase all the shares and votes in the Company at a price deemed favourable by the Board of Directors at its discretion.

                                   ARTICLE 7.

INCREASE OF SHARE CAPITAL

Any decision to increase the Company's share capital shall be made by the Company in General Meeting consistent with the provisions of the Danish Companies Act.

                                   ARTICLE 8.

AUTHORISATION TO INCREASE THE CAPITAL

(1) The Company's Board has been authorized by the General Meeting to increase the Company's share capital - at such times and on such terms as the Board thinks fit - by one or several stages by not more than DKK 2,000,000 (i.e. 8,000,000 shares of each DKK 0.25) by increasing the capital only in connection with private placements (the admission of one or more major investor(s)) or the acquisition of assets or companies. The said authority shall be valid for a period of five (5) years until 25th August 1997 and may be extended by the General Meeting by one or more five





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         year periods at a time. Any increase in pursuance of the Board's authorisation may be effected without any preferential right to subscribe on the part of the Company's present shareholders, notwithstanding the provisions in Art. 7 above.

(2) Further to the authorisation referred to in (1) above, the Company's Board has been authorized by the General Meeting to issue at any time earlier than May 8, 2001, by one or several stages, as the Board shall determine, not more than 1,173,320 units of warrants for shares of DKK
         0.25 each. The warrants issued shall be registered in the holder's name and shall be thus entered in the Company's Register of Members; such warrants shall entitle their holders to subscribe for not more than (nominally) DKK 293,330 of shares (i.e. 1,173,320 shares of DKK
         0.25 each) at any time earlier than May 8, 2001, as determined by the Board, by an increase of the share capital. The warrants issued shall entitle their holders to subscribe for shares in the Company at the price determined upon the issue of the warrants or subsequently adjusted by reason of the terms of the issue, which price shall in no event be less than par value. Further to the authorisation granted in
         (1) above, the Company's Board has also been authorized to increase the Company's capital, at such times and on such terms as the Board shall determine, by one or several stages by not more than (nominally) DKK 293,330 (i.e. 1,173,320 shares of DKK 0.25 each) for the purpose of converting warrants into shares. Any issue of warrants in pursuance of the Board's authorisation and the associated increase of the capital may be effected without any preferential right to subscribe on the part of the Company's present shareholders, notwithstanding the provisions in Art. 7 above. The specific terms and conditions for subscription, the warrants and the issuance thereof shall be determined by the Board of Directors, and the Board's resolution to that effect shall be incorporated into these Articles.

(3) Further to the authorisations referred to in (1) and (2) above, the Company's Board has been authorized by the General Meeting, as an integral part of the Company's share incentive plan, to raise loans on or before May 3, 1999 by one or several stages, as the Board shall determine, for not more than (nominally) DKK 19,000,000 against the issue of bonds granting the lender a right to convert his claim against the Company into new shares of the Company. The issue of convertible bonds may be carried out at market price with no preferential right to subscribe for the existing shareholders; provided, however, that the conversion price of such convertible bonds shall not be less than the fair market value of the Company's shares at the time of the issuance of such convertible bonds (except as to any adjustment in the conversion price resulting from events that may occur subsequent to such issuance by reason of dilutive issuances of shares, mergers, consolidations, split-ups, stock





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         splits and other similar changes in the Company's capital structure, all as may be provided for in accordance with the terms and provisions of the convertible bonds). Further to the authorisations granted in
         (1) and (2) above, the Company's Board has also been authorized to increase the Company's capital by one or several stages by not more than (nominally) DKK 56,250 (i.e., 225,000 shares of DKK 0.25 each) in connection with the conversion of such convertible bonds as may be issued in pursuance of the above authorisation. In the event of there being a reduction of the conversion price by reason of the terms for the convertible bonds, the authorisation to increase the capital shall be augmented by such additional share amount as is necessary because of the reduction of the conversion price. Notwithstanding the provisions in Article 7 above, the capital increase may be effected with no preferential right to subscribe for the existing shareholders. The specific terms and conditions for subscription, the incurrence of loans (including the granting of any security therefor), the bonds and the issuance thereof shall be determined by the Board of Directors, and the Board's resolution to that effect shall be incorporated into these Articles.

(4) For capital expansions in pursuance of (1), (2) and (3) above, the new shares shall have the same rights as the existing shares. The shares shall be negotiable instruments, shall be issued in the holder's name, and shall be subject to the same provisions as those applying to the older shares, cf. Art. 5 and 6 above. Holders of the new shares shall be entitled to dividends as from such time as the Board shall determine, although not later than for the financial year following the adoption of the capital increase or, as the case may be, the subscription for shares in exchange for warrants.

(5) The Board shall be authorized to undertake such alterations of the Articles of Association as are required in connection with the application of the above authorisations and the expansions of capital.

                                   ARTICLE 9.

DIVIDEND

(1) The shares are not provided with coupon sheets. Any dividend on the shares may be paid by the Company in full and sufficient discharge by sending it to each shareholder at his address stated in the Company's authorized Register of Members at the time of the Annual General Meeting.

(2) The right to dividend shall be time-barred five (5) years after the date of the relevant General Meeting where the payment of dividend was approved.





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                                  ARTICLE 10.

CANCELLATION

Lost share certificates may be replaced by issuing new share certificates for the shareholder's account, always provided that he has obtained cancellation in the lawful manner. Such cancellation may be effected in accordance with the rules of the Companies Act on cancellation out of court.

                                GENERAL MEETINGS

                                  ARTICLE 11.

GENERAL MEETING

With the limits provided by the laws and by these Articles of Association the General Meeting shall be the supreme authority of the Company.

                                  ARTICLE 12.

PLACE OF THE GENERAL MEETING

General Meetings shall be held in Greater Copenhagen.

                                  ARTICLE 13.

ANNUAL GENERAL MEETING

(1) The Annual General Meeting shall be held every year before the end of May.

(2)      The Agenda for the Annual General Meeting shall include:

         1) Submitting the Directors' report on the activities of the Company in the past financial year;

         2) presenting the annual accounts with auditors' certificate and annual report, and the consolidated accounts;

         3) resolving on the adoption of the profit & loss account and the balance, including any decision to discharge the Management and the Board from their duties;

         4) resolving on the application of profits or coverage of losses as per the adopted accounts;

         5)         electing Directors;

         6)         appointing an auditor;





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         7)         possibly resolving on the granting to the Board of an
                    authority to purchase up to 10% of the Company's own shares;

         8)         proposals, if any, from the Board or from shareholders.

                                 ARTICLE 14.

EXTRAORDINARY GENERAL MEETINGS

Extraordinary General Meetings shall be held when a General Meeting or the Board so resolves, or when requested by the Company's auditor or by shareholders representing between them one-tenth (1/10) or more of the nominal value of the total share capital. Such request shall be made in writing to the Board and shall be accompanied by a formulated proposal for the Agenda. A General Meeting shall then be convened by the Board within two (2) weeks after receipt of such request and by the notice set forth in Art. 15 below.

                                 ARTICLE 15.

CONVENING GENERAL MEETINGS

Every General Meeting shall be convened by the Board of Directors subject to not less than eight (8) days' and not more than four (4) weeks' notice by letter posted to registered shareholders who have requested to be notified by mail, and otherwise by such publication as the Board of Directors determines to be appropriate. Such notice shall contain the Agenda for the meeting. Where proposals involving alterations of the Articles of Association are to be considered at the General Meeting, the material contents of such proposals shall be stated in the notice.

                                 ARTICLE 16.

INSPECTION

The Agenda and the proposals in full, and in the case of the Annual General Meeting, the annual accounts and consolidated accounts endorsed by the auditor and the annual report, shall be available at the corporate office not later than eight (8) days before the date of the General Meeting for inspection by shareholders entered in the Register of Members and shall at the same time be sent to every noted shareholder who has so requested or as required by the NASDAQ Stock Market.





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                                 ARTICLE 17.

PROPOSALS FROM SHAREHOLDERS

Proposals from the shareholders for consideration at the Annual General Meeting must be received by the Company's Board of Directors in writing not later than one (1) month after the end of the financial year. Proposals from any shareholder received after the said date may nevertheless be included in the agenda provided the Board of Directors have received such proposal in writing in sufficient time to include the proposal in the agenda.

                                 ARTICLE 18.

CHAIRMAN OF THE MEETING

Proceedings at the General Meeting shall be conducted by a chairman of the meeting appointed by the Board prior to the General Meeting; the chairman need not be a shareholder. The chairman of the meeting shall settle all matters concerning the transaction of the business. Voting shall be by ballot (normally by the use of proxy cards) except where the General Meeting waives such voting upon the recommendation of the chairman of the meeting.

                                 ARTICLE 19.

MINUTE-BOOK FOR GENERAL MEETINGS

A summary of the proceedings at the General Meeting shall be entered in a minute-book which shall be signed by the chairman of the meeting and the Directors present at the General Meeting.

                                 ARTICLE 20.

MAJORITY OF VOTES

All business considered at the General Meeting shall be settled by an ordinary majority of votes present, except where the Companies Act or these Articles of Association require a special majority or representation.

Proposals for changes in the Articles of Association that have not been proposed or have not been endorsed by the Company's Board of Directors may be adopted by the General Meeting only if more than half of the shares and the votes have been represented at the General Meeting and if at least three-fourths (3/4) of the shares and the votes represented at the meeting vote in favour of the proposal.

Any mitigation of Art. 6 requires the acceptance by at least three-fourths (3/4) of the votes at the General Meeting unless such proposal has been put forward by the Board of Directors, in which case the





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amendment can be adopted by such majority that in accordance with the Companies
Act's general rules applies to amendments to a company's Articles of Association, cf. Art. 78 of the Companies Act.

                                  ARTICLE 21.

ACCESS TO THE GENERAL MEETING; VOTING RIGHTS

(1) Any shareholder shall be entitled to attend a General Meeting if he has requested an admission card not later than five (5) days prior to the date of such General Meeting. Admission cards shall be issued to any person listed as shareholder according to the Register of Members. Admission cards shall be issued against proper identification at the corporate office or elsewhere as specified in the notice.

(2) However, shareholders who have acquired shares by transfer may exercise voting rights in respect of the relevant shares only if such shares have been entered in the Company's Register of Members at the time at which the General Meeting is noticed, or the shareholder has notified and documented his acquisition, but the shares acquired shall be deemed to be represented at the General Meeting (although the voting right cannot be exercised) if the holding of the shares has been entered in the Company's Register of Members prior to the General Meeting, or when the shareholder has notified and documented his acquisition.

                                  ARTICLE 22.

PROXY

Voting rights may be exercised by a proxy, who need not be a shareholder, provided always that the said proxy proves his right to attend the General Meeting by producing an admission card and a dated letter of attorney. Powers to vote as a proxy shall not be granted for a period exceeding one (1) year at any one time.

                       BOARD OF DIRECTORS AND MANAGEMENT

                                  ARTICLE 23.

BOARD OF DIRECTORS

(1) The Company shall be supervised by a Board of Directors ("the Board") consisting of not less than four (4) and not more than eight (8) members ("the Directors") elected by the Company in General Meeting. The election shall be for one (1) year at a time until the end of the next year's Annual General Meeting. Directors are eligible for re-election. In addition, the employees of the Company may be represented on the Board by





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         Directors elected in accordance with the statutory provisions to that effect.

(2) The Board and the Management shall be in charge of the running of the Company's affairs. The Board shall arrange for a sound organisation of the activities of the Company, the mutual relationship between the Board and the management being determined by the rules of the Companies Act.

                                  ARTICLE 24.

CHAIRMAN OF THE BOARD; RULES OF PROCEDURE; MINUTE-BOOK AND COMMITTEES OF THE
BOARD

(1) The Board shall appoint its own chairman and deputy chairman and shall adopt its own Rules of Procedure for the discharge of its duties. The Board shall meet as often as is deemed necessary and shall otherwise be convened at the request of a Director or a manager. A summary of the proceedings at each meeting shall be entered in a minute-book and shall be signed by the Directors present. Board meetings may, with the consent of all board members, be conducted by telephone or through the use of other electronic media, including video conferences.

(2) The Board may designate one or more committees to monitor specific types of business on behalf of the Board, including a "Compensation Committee" and an "Audit Committee". Resolutions made by such committees must be submitted to the full Board of Directors, who may reverse such resolutions. The Board shall appoint the chairman, and may appoint a deputy chairman, of committees and may adopt rules of procedure for their work. Committees shall convene as often as deemed necessary.

                                 ARTICLE 25.

QUORUM

The Board shall be competent to transact business when more than one half of the Directors elected at the General Meetings are present.

                                 ARTICLE 26.

MAJORITY OF VOTES

Resolutions by the Board shall be made by a majority of the Directors attending. In the event of equality of votes, the chairman shall have the casting vote.





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                                 ARTICLE 27.

MANAGEMENT

The Board shall appoint a Management consisting of not more than five (5) members to manage the day-to-day business of the Company.

                                 ARTICLE 28.

POWER TO BIND THE COMPANY

(1) The Company shall be bound by the signature(s) of the chairman of the Board jointly with one manager, or of the total Board of Directors.

(2)      The Board may grant sole or collective powers of procuration.

                            ACCOUNTS AND AUDITING

                                 ARTICLE 29.

FINANCIAL YEAR

The Company's financial year shall be the calendar year.

                                 ARTICLE 30.

ANNUAL ACCOUNTS

The Annual Accounts shall include a profit & loss account and a balance sheet and shall be stated with due regard to existing assets and commitments and subject to such depreciations and provisions as are necessary in the opinion of the Board and according to the Annual Accounts Act.

                                 ARTICLE 31.

AUDITING

The auditing shall be undertaken by one or two chartered accountants appointed by the Company in General Meeting. The appointment shall be for one (1) year at a time until the end of the next year's Annual General Meting, where the auditor(s) may be re-elected. A company or firm of accountants may be appointed auditor.

                                  ---oO0Oo---

Adopted and amended most recently at the Annual General Meeting of the Company on May 4, 1994.


THE CHAIRMAN OF THE MEETING:
(Eric Korre Horten)





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Adopted and amended most recently at the Annual General Meeting of the Company on May 4, 1995.

THE CHAIRMAN OF THE MEETING:
(Eric Korre Horten)


Adopted and amended most recently at the Annual General Meeting of the Company on May 8, 1996.

THE CHAIRMAN OF THE MEETING:

/s/ Eric Korre Horten
------------------------------
(Eric Korre Horten)





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